Exhibit 10.31

Execution Version

February 24, 2021

Via PDF Email

Bing Li

Dear Bing:

As we discussed on January 13, 2021, and pursuant to Section 9 of the Executive Employment Agreement between you and LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), dated September 26, 2019 (the “Employment Agreement”), we hereby give formal notice to you that, your employment with the Company shall terminate, effective as of March 26, 2021 (the “Termination Date”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning the termination of your employment. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

1. Notice Period and Resignation from the Board and Company Positions.

(a) Effective as of today, February 24, 2021 (the “Notice Date”), you will be placed on a paid leave of absence that will continue through the Termination Date in accordance with Section 9 of the Employment Agreement. The period beginning on the Notice Date and concluding on the Termination Date is hereinafter referred to as the “Notice Period”. During the Notice Period, the Company will continue to pay you your base salary at the same rate and in the same manner in effect as of the date hereof, and to participate in all employee benefit plans of the Company accordance with the terms of those plans (to the extent applicable), except that you will no longer be entitled to receive an annual bonus or the fringe benefits set forth on Schedule 2 of the Employment Agreement, and you will not incur any business expenses during the Notice Period without the advance approval of the board of directors of the Company (the “Board”). During the Notice Period, you will not be expected to report to the Company’s offices, and will perform only such duties as may be assigned to you from time to time by the Board, or its expressly-authorized designee. It is presently anticipated that during the Notice Period, the Company will request no services from you other than episodic assistance in transitioning your current duties and responsibilities to any Company designees, as well as in cooperating with any governmental investigation, internal investigation, litigation or regulatory or other proceeding in accordance with Section 6(d) below, and that you will otherwise be free during the Notice Period to pursue other employment opportunities, subject to your Continuing Obligations (as defined below). During the Notice Period, you will (i) not hold yourself out to any third party as representing the Company on any matter affecting the business of the Company, (ii) immediately refer any inquiries, requests or other communications you may receive concerning such matters to the Board or its expressly-authorized designee, and (iii) not initiate contact with any person or entity that is known (or should be known) by you to be an employee, consultant, customer or other business relation of the Company, for any reason related to the Company or its business, without the express approval of the Board or its expressly-authorized designee. Further, the Company may terminate your employment for Cause (as defined in the Employment Agreement) at any time during the Notice Period upon notice to you. If the Company terminates your employment for Cause, you will not be eligible to receive any further payments of any sort from the Company (including the severance benefits described in Section 3 below), other than any unpaid compensation through the Termination Date. It is understood and agreed that the paid leave of absence contemplated in this Agreement will not constitute “Good Reason” for purposes of the Employment Agreement.

(b) As of the Termination Date, you will be deemed to have resigned from any and all positions, offices, or memberships that you held with the Company or on any boards of directors or other governing boards of the Company or those Affiliates, including but not limited to the general managers, authorized signatories, legal representatives and other similar positions of any direct or indirect subsidiary of the Company, the Board, and any and all memberships you held on any of the committees of any such boards, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Termination Date (the “Resignation Date”), and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require. For the avoidance of doubt, you agree to (i) execute any such forms, letters, certificates, powers of attorney, instruments and documents necessary or reasonable to effect such your Resignations, including, without limitation, registration forms to be submitted to the PRC State Administration for Market Regulation or any other applicable governmental and regulatory authorities with respect to your Resignations (collectively, the “Removal Documents”) and (ii) deliver the Removal Documents to the designee of the Company. The Company shall use commercially reasonable efforts to effect your Resignations, including completion of registrations with all governmental and regulatory authorities, in a timely manner. It is understood and agreed that the Company and its Affiliates have taken and will take actions in reliance on the Resignations and that the Resignations will become irrevocable on the Resignation Date.

2. Final Compensation. You will receive on the Termination Date, all salary and pay for all work you performed for the Company through the Termination Date, to the extent not previously paid. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.

3. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, and in full consideration of any rights you may have under the Employment Agreement, the Company will pay you the Severance Payment in accordance with Section 11.2 of the Employment Agreement. The Severance Payment is an amount equal to your salary, at the same rate and in the same manner in effect as of the date hereof, for a period of twelve (12) months following the Termination Date. Payments will be made in the form of salary continuation, and will begin no later than seven (7) days following the Termination Date. The first payment will be retroactive to the day following the Termination Date. For the avoidance of doubt, the Severance Payment does not include any fringe benefits referenced in the Employment Agreement (including those set forth on Schedule 2 thereto) which you do not currently receive because you have elected not to participate in such benefit offerings.

4. Acknowledgement of Full Payment and Withholding.

(a) You acknowledge and agree that the payments provided under Sections 1, 2 and 3 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company under the Employment Agreement or otherwise, through the Termination Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you by the Company.

(b) All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5. Status of Employee Benefits and Expenses.

(a) Employee Benefits. Your participation in all employee benefit plans of the Company will end as of the Termination Date, in accordance with the terms of those plans.

(b) Expenses. Within two (2) weeks following the Notice Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Notice Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses no later than seven (7) days following the Termination Date.

(c) Stock Options. As of the Termination Date, you hold options (the “Options”) to acquire a total of 342,000 ordinary shares of the Company (“Shares”) pursuant to (i) a Share Option Grant Notice by and between you and the Company dated January 1, 2020 (the “First 2020 Option Award”) and (ii) a Non-Statutory Stock Option Agreement by and between you and the Company effective as of December 17, 2020 (the “Second 2020 Option Award” and together with the 2020 Option Award, the “Option Awards”), which Options are subject to the Company’s 2019 Equity Incentive Plan (the “Equity Incentive Plan”). You acknowledge and agree that, if prior to the date hereof, you have not executed the Non-Statutory Stock Option Agreement evidencing the Second 2020 Option Award, you shall do so concurrently with your execution of this Agreement. As of the Termination Date, the Options will be vested as to 228,000 Shares, which vested portion of the Options shall remain subject to the applicable Option Award, the Equity Incentive Plan, and any other agreements or other requirements applicable to such Options. All Options which are unvested as of the Termination Date have been cancelled as of that date, and you agree to return, no later than the Effective Date of this Agreement, the stock option certificates for all Options granted you which were unvested on the Termination Date. The vested portion of the Options must be exercised not later than six (6)-months following the Termination Date, and, to the extent not exercised during such period, shall immediately and automatically terminate on the six (6)-month anniversary of the Termination Date with no consideration due to you. If you choose to exercise all or any portion of the Options, you agree that, without limiting any other provisions in favor of the Company contained in the Option Awards or the Plan, the Shares acquired thereunder shall be subject to Sections 9 and 10 of the Company’s Second Amended and Restated Shareholders Agreement, as the same may be further amended and restated from time to time, and you agree to execute all agreements requested by the Company to effectuate the forgoing. You acknowledge and agree that, if any portion of the Options was granted as an incentive stock option under the U.S. Internal Revenue Code of 1986, as amended, as a result of the provisions of this Agreement, it shall cease to be so and the Company shall have no liability with respect to the foregoing.

6. Continuing Obligations, Confidentiality and Non-Disparagement.

(a) Subject to Section 8(c) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Compliance Agreement between you and the Company dated as of September 26, 2019 (the “Compliance Agreement”) and the Option Awards, as well as any other obligations or provisions under the Employment Agreement that survive the termination of your employment by necessary implication or the terms thereof (collectively, the “Continuing Obligations”). For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b) Subject to Section 8(c) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and/or to your legal and tax advisors on the condition that they agree and undertake not to further disclose this Agreement or any of its terms or provisions to others.

(c) Subject to Section 8(c) of this Agreement, you agree that you will not disparage or criticize any of the Released Parties (as defined below), the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.

(d) You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, internal investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

7. Return of Company Documents and Other Property. In signing this Agreement and in accordance with Section 1(c)(4) of the Compliance Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all chops, seals, certificates, bank USB-keys (with their passwords), office keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control, and that you have signed and delivered to the Company the Termination Certificate attached to the Compliance Agreement as Exhibit A. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates, except that, for the avoidance of doubt, you may retain copies of your Employment Agreement, the Compliance Agreement and this Agreement. Recognizing that your active employment with the Company has ended as of the Notice Date, you agree that you have not, since the Notice Date, for any purpose, other than for performance of this Agreement, attempted to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. Further, you acknowledge that you have disclosed to the Company any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8. General Release and Waiver of Claims.

(a) In exchange for the severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through you, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes (each as amended from time to time) of the state or states in which you have provided services to the Company or any of its Affiliates, and/or any other federal, state, local or foreign law, regulation or other requirement, including under the laws of the Cayman Islands and the laws of Hong Kong Special Administrative Region of the People’s Republic of China (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims. For the avoidance of doubt, nothing in this Agreement releases your right to enforce the terms of the Agreement.

(b) In signing this agreement, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the general release and waiver of claims set forth in this Section 8 is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Agreement contemplates the extinguishment of any and all such Claims.

(c) Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(d) This Agreement, including the general release and waiver of claims set forth in Sections 8(a) and 8(b), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney (and that you have in fact consulted with an attorney regarding the terms of this Agreement), and to consult with any other of those persons to whom reference is made in Section 6(b) above, if you wished to do so; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including but not limited to the Employment Agreement, and excluding only the Continuing Obligations, all of which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement (including the Continuing Obligations).

[Remainder of page intentionally left blank]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it (the “Effective Date”), this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (whether material or immaterial), the 21-day consideration period will not be reset. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
LIANBIO

By:	/s/ Konstantin Poukalov
Name: Konstantin Poukalov
Title: Director and Executive Chairman

Accepted and agreed:

Signature: /s/ Bing Li

Bing Li

Date:         Mar 26th, 2021

[Signature Page to the Separation Agreement]